Exhibit 99.1

United Development funding iv

July 22, 2020

VIA EMAIL AND OVERNIGHT DELIVERY

NexPoint Advisors, L.P.

c/o James Dondero

300 Crescent Court, Suite 700

Dallas, TX 75201

JDondero@hcmlp.com

Re: July 8, 2020 Letter to United Development Funding IV (the “Trust”) from NexPoint Advisors L.P. (“NexPoint”)

We are writing in response to your letter to the Trust’s Board of Trustees (the “Board”) referring to your “interest regarding a transaction involving the Trust.” Your letter is silent as to the nature or terms of the “transaction” that interests you. But as we consider your interest in engaging in a discussion with us, we feel compelled to weigh your request against the concerns described below.

First and foremost, the Board has serious concerns about engaging in any commercial discussions with NexPoint and its affiliates, due to your significant connections with Kyle Bass and Hayman Capital, the perpetrators of a “short and distort” scheme against the Trust, as well as a planned scheme to acquire the Trust’s well-positioned assets after the perpetrators had caused the Trust distress. As you are well aware, the Trust is actively pursuing civil litigation (the “Bass Litigation”) against some of the alleged perpetrators of these schemes (the “Perpetrators”), and the Court of Appeals for the Fifth District of Texas has ruled that the Trust has set forth a prima facie case of intentional business disparagement and tortious interference by the defendants and that “Hayman’s false and disparaging statements proximately caused UDF damages and losses.” In addition, we understand that the Perpetrators are the subject of an SEC investigation.

Based on, among other things, discovery in the Bass Litigation to date and statements made by Mr. Dondero, the Board believes there are significant connections between the Perpetrators of the short and distort scheme on the one hand and NexPoint, the NexPoint Strategic Opportunities Fund, NexPoint Real Estate Strategies Fund, the Highland Global Allocation Fund, NexPoint’s officers and other affiliates, on the other hand. For example, the Board believes that Mr. Dondero, Highland Capital Management L.P. (which was co-founded by, and until earlier this year controlled by, Mr. Dondero) and their affiliates were aware of and involved in the short and distort scheme, which they discussed with the Perpetrators. The Board also understands that Highland Capital made substantial investments in Harvest Exchange Corp. (“Harvest”), the company that owns the website on which the Perpetrators maliciously posted anonymous false statements disparaging the Trust, and hired one of the co-founders of Harvest as Highland Capital’s Chief Strategy Officer. Further, the Board is aware that the other co-founder of Harvest recently was asked to provide information to the SEC regarding the short and distort scheme.

The Board is not interested in discussing a potential transaction with persons whose principal interests may be in protecting the participants in a scheme to defraud the Trust and its shareholders. The Board is not prepared to accept at face value your statements that your interest is unrelated to, and you do not want to interfere with, the Trust’s claims in the Bass Litigation.

Second, the Board has additional serious concerns that NexPoint, the NexPoint Strategic Opportunities Fund, NexPoint Real Estate Strategies Fund and the Highland Global Allocation Fund purchased, or caused the purchase of, shares of the Trust soon after the conclusion of the short and distort scheme to manipulate the Trust share price.

Third, engaging with you would be a significant distraction that would divert attention and resources from the Trust’s much more pressing concerns. These matters include: bringing the Trust up-to-date on its SEC filings, pursuing the Bass Litigation, which, if successful, could help compensate the Trust’s shareholders for the harm they have suffered as a result of the Perpetrators’ actions, and resolving the remaining lawsuits and other proceedings that were triggered by the short and distort scheme. The Board attributes much of our success to date in the Bass Litigation, and in resolving the SEC enforcement action, shareholder class actions and derivative lawsuits stemming from the short and distort scheme, to our current external advisor’s management and in-depth knowledge of these matters.

Fourth, the Board’s concerns about engaging with you are heightened as a result of public statements made by creditors of funds managed by Highland Capital Management L.P. regarding Mr. Dondero and his performance as the head of Highland Capital Management L.P.1 These concerns are magnified further by the apparent inconsistency between the statements Mr. Dondero made last year when he met with Hollis Greenlaw, the Trust’s President and Chief Executive Officer, and your public SEC filings. At the meeting between Messrs. Greenlaw and Dondero, Mr. Dondero expressed his interest in taking over management of the Trust. However, the Schedule 13G you filed on February 14, 2019 with respect to your ownership in Trust securities certifies that you did not acquire or hold Trust securities for the purpose of changing or influencing the control of the Trust, or in connection with or as a participant in, any transaction having that purpose or effect.

Your letter threatens to file a lawsuit in Maryland state court to compel the Board to call the annual meeting of shareholders. If you go forward with a lawsuit, the Board plans to conduct a vigorous defense. As you well know, the Trust has not held an annual meeting because it could not comply with related SEC disclosure requirements due to the actions of the Perpetrators. As a direct consequence of the short and distort scheme, the Trust has not been able to file periodic reports with the SEC including audited financial statements since the Trust was attacked. As a result, the Trust is currently engaged in legal proceedings with the SEC to determine whether the Trust’s shares will remain registered under the Securities Exchange Act (the “SEC Administrative Proceeding”).

[1]	See, e.g., Highland Capital founder to relinquish president’s role as bankruptcy proceedings continue, The Dallas Morning News, January 6, 2020, which reports: “Creditors have blamed Dondero for the bankruptcy, with one saying he is ‘not worthy of placing the trust of the state of 70 employees and hundreds of millions of dollars of creditor claims in his hands to do as he wishes.’”

2

The Board is fully committed to serving the best interests of the Trust. The Board has historically welcomed bona fide discussions of transactions that it views as beneficial to the Trust’s shareholders. For example, the Trust has benefitted from engaging with others in transactions regarding the sale of Trust securities, securing credit facilities, listing the Trust’s shares on Nasdaq (and subsequent inclusion in the Russell 3000 Index), acquiring an interest in a regional homebuilder, obtaining corporate and debt ratings, structuring a secured debt offering and securitizing certain Trust assets. The Board intends to provide shareholders with all information necessary to enable the shareholders to make informed voting decisions. Management is working hard to enable the Trust to comply with applicable SEC requirements and hold an annual meeting, but the actions taken by the Perpetrators and related consequences of such actions continue to make this very challenging.

The Trust will continue to keep shareholders informed as to the status of the Bass Litigation and the SEC Administrative Proceeding, as well as other actions the Trust has taken and takes in the future to obtain restitution for its shareholders, through its SEC filings and the information available in the “Litigation Update” section of the Trust’s website.

In light of the Board’s concerns and other circumstances described above, if you wish to open a dialogue regarding a specific transaction, please provide responses to the conflict-of-interest-related questions outlined on the attachment to this letter, and detailed information about the “transaction” that you are interested in discussing with the Trust. The Board will review your responses and indicate whether it is comfortable proceeding.

Sincerely,

/s/ Phillip K. Marshall

Phillip K. Marshall, acting on behalf of the Independent Trustees

/s/ Hollis M. Greenlaw

Hollis M. Greenlaw
Chairman, President and Chief Executive Officer

3

United Development funding iv

CONFLICT OF INTEREST related QUESTIONS

1. Describe the affiliations, arrangements, agreements and relationships that exist today or that existed at any time since January 1, 2014, between James Dondero, NexPoint Advisors, L.P. and any of their respective current or former affiliates, including, without limitation, NexBank Capital, Inc., with:

A. Kyle Bass;

B. Christopher Kirkpatrick;

C. Andrew Jent;

D. Parker Lewis;

E. Peter Hans;

F. Hayman Capital, including without limitation, Hayman Capital Offshore Partners, L.P., Hayman Capital Partners, L.P., and Hayman Capital Master Fund, L.P.;

G. Highland Capital Management, L.P.; and

H. Harvest Exchange Corp.

2. Describe NexPoint Advisors, L.P.’s plans to address any potential conflicts of interest resulting from the response to question 1 above and:

A. NexPoint Advisors L.P.’s proposed engagement with the UDF IV Board of Trustees; and

B. The transaction involving UDF IV in which NexPoint Advisors, L.P. is interested.